CREDIT AGREEMENT

among

SIG ACQUISITION CORP.,
as Borrower

THE LENDERS PARTY HERETO,
as Lenders

and

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent

dated as of
October 3, 2006

LASALLE BANK NATIONAL ASSOCIATION,
as Lead Arranger

-i-

-ii-

-iii-

-iv-

SCHEDULES

SCHEDULE 1	Lenders and Pro Rata Shares
SCHEDULE 2	Addresses for Notices
SCHEDULE 3	Guarantors of Payment
SCHEDULE 4	EBITDA Add Back
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries

-v-

TABLE OF CONTENTS
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 10.10	Deposit Accounts
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.10	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Revolving Credit Note (Section 3.1(a))
EXHIBIT B	Form of Swing Line Note (Section 3.1(b))
EXHIBIT C	Form of Term Note (Section 3.1(c))
EXHIBIT D	Form of CAPEX Note (Section 3.1(d))
EXHIBIT E	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT F	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT G	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT H	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT I	Form of Assignment Agreement (Section 15.6.1)

-vi-

This CREDIT AGREEMENT (this “Agreement”) is made effective as of October 3, 2006 among:

(a) SIG ACQUISITION CORP., a Delaware corporation (“Borrower”);

(b) the lenders listed on Schedule 1 and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 15.6.1 (collectively, the “Lenders” and, individually, each a “Lender”); and

(c) LASALLE BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders under this Agreement.

The Lenders have agreed to make available to Borrower a term loan, a revolving credit facility (which includes letters of credit and swing line loans) and a capex credit facility upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS.

Section 1.1. Definitions. When used herein the following terms shall have the following meanings:

“Account” or “Accounts” means that term as defined in the UCC.

“Account Debtor” means that term as defined in the Guaranty and Collateral Agreement.

“ACH” means Automated Clearing House.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Administrative Agent” means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Affected Loan” means that term as defined in Section 8.3.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to any Lender, any entity administered or managed by such Lender or an affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Parent Entity.

“Agent Fee Letter” means the Agent Fee Letter, dated as of the Closing Date, between Borrower and Administrative Agent.

“Agreement” means that term as defined in the first paragraph of this Agreement.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (a) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (b) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (c) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate”, and (d) the L/C Fee Rate shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than 2.50 to 1.00	2.50%	1.00%	0.50%	2.50%
II	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	2.00%	0.50%	0.375%	2.00%
III	Greater than 1.50 to 1.00 but less than or equal to 2.00: to 1.00	1.75%	0.25%	0.30%	1.75%
IV	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	1.50%	0.00%	0.25%	1.50%
V	Less than or equal to 1.00 to 1.00	1.25%	0.00%	0.20%	1.25%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth Business Day after Borrower provides or is required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (i) if Borrower fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above, beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (ii) no reduction to any Applicable Margin shall become effective at any time when a Default or an Event of Default has occurred and is continuing; and (iii) the initial Applicable Margin on the Closing Date shall be based on Level I until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending December 31, 2006.

“Asset Disposition” means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Parent Entity to any Person (other than a Company) of any asset or right of such Parent Entity (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Company) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset that is to be replaced, and is in fact replaced, within sixty (60) days after such Disposition with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business, (c) other Dispositions in any Fiscal Year the net proceeds of which do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000), (d) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (e) the lease or sublease of real property not constituting Indebtedness and not constituting a sale and leaseback transaction.

“Assignee” means that term as defined in Section 15.6.1.

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit I.

“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, and all court costs and similar reasonable legal expenses.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time between any Company and a Lender or its Affiliates in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Companies to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Company is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Companies pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to any Company by any Lender or its Affiliates including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Hedging Agreements.

“Base Rate” means at any time the greater of (a) the Federal Funds Rate plus one-half percent (0.5%) per annum, and (b) the Prime Rate.

“Base Rate Loan” means any Loan that bears interest at or by reference to the Base Rate.

“Base Rate Margin” means that term as defined in the definition of Applicable Margin.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Borrowing Base” means an amount equal to the total of (a) up to eighty-five percent (85%) of the unpaid amount (net of such reserves and allowances as Administrative Agent deems necessary, in its reasonable discretion) of all Eligible Accounts, plus (b) up to fifty-five percent (55%) of the value of all Eligible Inventory, valued at the lower of cost or market (net of such reserves and allowances as Administrative Agent deems necessary, in its reasonable discretion).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E.

“BSA” means that term as defined in Section 10.4.

“Business Day” means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day that relates to a LIBOR Loan, on which dealings are carried on in the London interbank Eurodollar market.

“CAPEX Commitment” means the CAPEX Draw Facility Commitment and the CAPEX Term Loan Commitment.

“CAPEX Conversion Date” means the date that is one hundred eighty (180) days after the Closing Date.

“CAPEX Draw Exposure” means, at any time, the aggregate principal amount of all outstanding CAPEX Draw Loans.

“CAPEX Draw Facility Commitment” means the obligation hereunder, during the applicable Commitment Period, of each CAPEX Lender to make CAPEX Draw Loans up to an aggregate amount equal to the CAPEX Facility Amount.”

“CAPEX Draw Loans” means the Loans granted to Borrower by the CAPEX Lenders in accordance with Section 2.1.3(a).

“CAPEX Facility Amount” means Two Million Dollars ($2,000,000).

“CAPEX Lender” means a Lender with a Pro Rata Share of the CAPEX Commitment as set forth on Schedule 1.

“CAPEX Loan” means a CAPEX Draw Loan or the CAPEX Term Loan.

“CAPEX Note” means a CAPEX Note, in the form of the attached Exhibit D executed and delivered pursuant to Section 3.1(d).

“CAPEX Term Loan” means the Loan granted to Borrower by the CAPEX Lenders in accordance with Section 2.1.3(b).

“CAPEX Term Loan Commitment” means the obligation hereunder of the CAPEX Lenders to make the CAPEX Term Loan.

“CAPEX Term Loan Maturity Date” means the earlier of (a) October 2, 2011, or (b) the Termination Date.

“CAPEX Term Loan Scheduled Payment Amount” means an amount equal to the original principal amount of the CAPEX Term Loan divided by twenty-eight (28).

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Collateralize” means to deliver cash collateral to Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to Administrative Agent. Derivatives of such term have corresponding meanings.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000)), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in subpart (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of subparts (a) through (c) above, and (ii) has a market value, at the time such repurchase agreement is entered into, of not less than one hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds that invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Administrative Agent.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Parent; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Parent by Persons who were neither (i) nominated by the board of directors or other governing body of Parent nor (ii) appointed by directors so nominated; (c) Parent shall cease to own and control one hundred percent (100%) of the outstanding Capital Securities, directly, of Borrower and, directly or indirectly, of each other Parent Entity; (d) Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding Capital Securities of each Subsidiary; (e) Warren Kanders (and any trustee, trust or other entity created for estate planning purposes, established for the benefit of the members of Warren Kanders’ immediate family) (i) shall cease to be the largest shareholder of Parent based on his beneficial ownership, or (ii) shall cease to have greater voting control, including through Olden Acquisition LLC and Kanders & Co., than any other shareholder of Parent; or (f) the occurrence of a change in control, or similar provision, as defined in any Material Indebtedness Agreement.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations issued pursuant thereto.

“Collateral” means that term as defined in the Guaranty and Collateral Agreement.

“Collateral Access Agreement” means a landlord’s waiver or other agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Credit Party, acknowledges the Liens of Administrative Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each Control Agreement, any financing statement filed in connection with the foregoing, and any other agreement or instrument pursuant to which Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Administrative Agent, for the benefit of the Lenders, or otherwise relates to such collateral.

“Commitment” means the obligation hereunder of the Lenders, during the applicable Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, the Term Loan Commitment and the CAPEX Commitment, up to the Total Commitment Amount.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto.

“Commitment Period” means (a) with respect to the Revolving Credit Commitment, the period from the Closing Date to October 2, 2011, or such earlier date on which the Commitment shall have been terminated, or (b) with respect to the CAPEX Draw Facility Commitment, the period from the Closing Date to the CAPEX Conversion Date, or such earlier date on which the CAPEX Draw Facility Commitment shall have been terminated.

“Companies” means Borrower and all Subsidiaries.

“Company” means Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit H, with appropriate insertions.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Concord” means CRC Acquisition Co., LLC, a Delaware limited liability company.

“Concord Acquisition” means the acquisition by Borrower of substantially all of the assets of Concord.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments (including Permitted Acquisition Earn-outs), the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of Parent and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 9.4.

“Consolidated Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the Consolidated balance sheet of Parent, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Parent for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Income for such period plus, without duplication, to the extent deducted in determining such Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Depreciation and Amortization Charges, non-cash management compensation expense for such period and non-cash charges for such period incurred in accordance with Statements of Financial Accounting Standards 142 and 144, minus extraordinary or unusual non-cash gains not incurred in the ordinary course of business but that were included in the calculation of Consolidated Net Income for such period, plus extraordinary or unusual non-cash losses not incurred in the ordinary course of business but that were included in the calculation of Consolidated Net Income for such period; provided that adjustments will be made in accordance with Schedule 4, to Consolidated EBITDA for the fiscal periods of Parent ending August 31, 2006, December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 to add back certain amounts deducted from Consolidated EBITDA for such periods.

“Consolidated Income Tax Expense” means, for any period, all provisions for Taxes based on the gross or net income of Parent (including, without limitation, any additions to such Taxes, and any penalties and interest with respect thereto), and all franchise Taxes of Parent, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of Parent for such period (including all imputed interest on Capital Leases), as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of Parent for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, the sum of the capital stock and additional paid-in capital of Parent, plus retained earnings (or minus accumulated deficit) of Parent calculated in conformity with GAAP, as determined on a Consolidated basis.

“Consolidated Total Funded Debt” means all Indebtedness of Parent, as determined on a Consolidated basis and in accordance with GAAP; provided that, for purposes of calculating the Fixed Charge Coverage Ratio and the Total Debt to EBITDA Ratio, Consolidated Total Funded Debt shall not include the Olden Note.

“Consolidated Unfunded Capital Expenditures” means all additions to fixed assets not funded with (a) CAPEX Loans or (b) Indebtedness incurred pursuant to Section 11.1(b) or (f).

“Control Agreement” means each Deposit Account Control Agreement among a Credit Party, Administrative Agent and a depository institution, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Party” means Borrower, Parent and any Subsidiary of Parent or any other Affiliate of Borrower that is a Guarantor of Payment.

“Debt to be Repaid” means Indebtedness listed on Schedule 12.1.

“Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Default Rate” means (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Derived Base Rate” means a rate per annum equal to the sum of the Base Rate Margin (from time to time in effect) plus the Base Rate.

“Derived LIBOR Rate” means a rate per annum equal to the sum of the LIBOR Margin (from time to time in effect) plus the LIBOR Rate.

“Designated Proceeds” means that term as defined in Section 6.2.2(a).

“Disposition” means that term as defined in the definition of Asset Disposition.

“Dollar” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of Parent that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Fifty Thousand Dollars ($50,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Fifty Thousand Dollars ($50,000).

“Eligible Account” means an Account owing to Borrower or its Subsidiaries (that are Credit Parties) that meets each of the following requirements:

(a) it arises from the sale or lease of goods or the rendering of services which have been fully performed by such Credit Party; and, if it arises from the sale or lease of goods, (i) such goods satisfactorily comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor, and (ii) such Credit Party has possession of, or if requested by Administrative Agent has delivered to Administrative Agent, delivery receipts evidencing such delivery;

(b) it (i) is subject to a perfected, first priority Lien in favor of Administrative Agent, for the benefit of the Lenders, and (ii) is not subject to any other assignment, claim or Lien (other than Liens permitted pursuant to Section 11.2(a) or (b));

(c) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and the Account Debtor has not refused to accept and has not returned or offered to return any of the goods or services which are the subject of such Account;

(d) there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to Administrative Agent;

(f) it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(g) it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Credit Party (or by any agent or custodian of such Credit Party) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h) it arises in the ordinary course of business of such Credit Party;

(i) it is not an Account owing from the United States or any department, agency or instrumentality thereof;

(j) if such Credit Party maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed or assigned, and delivered to Administrative Agent or, in the case of electronic chattel paper, shall be in the control of Administrative Agent, in each case in a manner reasonably satisfactory to Administrative Agent;

(l) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) ninety (90) days past the due date thereof, or (ii) one hundred twenty (120) days past the original invoice date thereof, in each case according to the original terms of sale;

(m) it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or such Credit Party is exempt from filing such report and has provided Administrative Agent with satisfactory evidence of such exemption, or (ii) the failure to make such filings may be cured retroactively by such Credit Party for a nominal fee;

(n) the Account Debtor with respect thereto is not a Parent Entity or an Affiliate of Borrower;

(o) it is not owed by an Account Debtor with respect to which twenty-five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under subpart (l) of this definition; or

(p) it is otherwise not unacceptable to Administrative Agent, in its reasonable discretion, for any other reason.

An Account that is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if Administrative Agent or the Required Lenders at any time hereafter determine, in its or their discretion, that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason, such Account shall cease to be an Eligible Account after notice of such determination is given to Borrower.

“Eligible Inventory” means Inventory of Borrower or its Subsidiaries (that are Credit Parties) that meets each of the following requirements:

(a) it (i) is subject to a perfected, first priority Lien in favor of Administrative Agent, and (ii) is not subject to any other assignment, claim or Lien (other than Liens permitted pursuant to Section 11.2(a) or (b));

(b) it is salable and not obsolete or discontinued;

(c) it is in the possession and control of such Credit Party and it is stored and held in facilities owned by the Companies or, if such facilities are not so owned, Administrative Agent is in possession of a Collateral Access Agreement with respect thereto;

(d) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e) it is not subject to any agreement or license which would restrict Administrative Agent’s ability to sell or otherwise dispose of such Inventory;

(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g) it is not “in transit” to such Credit Party or held by such Credit Party on consignment;

(h) it is not “work-in-progress” Inventory;

(i) it is not supply items or packaging;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory (but only to the extent of such payment);

(k) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(l) it is otherwise not unacceptable to Administrative Agent, in its reasonable discretion, for any other reason.

Inventory that is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

“Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all applicable present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations issued pursuant thereto.

“Event of Default” means any of the events described in Section 13.1.

“Excepted Account” means that term as defined in Section 10.10.

“Excess Cash Flow” means, for any period, the remainder of (a) Consolidated EBITDA for such period; minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loan and the CAPEX Term Loan made during such period, plus (ii) voluntary prepayments of the Term Loan and the CAPEX Term Loan pursuant to Section 6.2.1 during such period, plus (iii) cash payments made in such period with respect to Consolidated Unfunded Capital Expenditures, plus (iv) Consolidated Income Tax Expense paid (or payable, provided that this shall not include deferred Taxes) in cash during such period, plus (v) Consolidated Interest Expense paid or payable during such period.

“Excluded Taxes” means taxes based upon, or measured by, a Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which such Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Parent, which period shall be the twelve (12) month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of Consolidated EBITDA minus, without duplication, the sum of (i) Taxes paid in cash by the Parent Entities, (ii) all Consolidated Unfunded Capital Expenditures, and (iii) tax refunds received in cash during such period; to (b) the sum for such period of (i) cash Consolidated Interest Expense, plus (ii) required payments of principal of Consolidated Total Funded Debt (including the Term Loan and the CAPEX Term Loan but excluding the Revolving Loans and the CAPEX Draw Loans).

“Foreign Subsidiary” means a Subsidiary of Parent that is organized outside of the United States.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles of the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Group” means that term as defined in Section 2.2.1.

“Guarantor of Payment” means Parent and each Subsidiary Guarantor of Payment.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement dated, executed and delivered by the Credit Parties on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified, together with any joinders thereto and any other guaranty and collateral agreement executed by a Person, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding accrued expenses and trade accounts payable in the ordinary course of business), (d) all indebtedness (excluding prepaid interest thereon) secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (provided that, if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all contingent liabilities of such Person with respect to the foregoing, (h) all Indebtedness of any partnership of which such Person is a general partner, and (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Indemnified Liabilities” means that term as defined in Section 15.16.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) Borrower may not select any Interest Period for a Revolving Loan that would extend beyond the scheduled Termination Date;

(d) Borrower may not select any Interest Period for the Term Loan if, after giving effect to such selection, the aggregate principal amount of the Term Loan having Interest Periods ending after any date on which an installment of the Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan scheduled to be outstanding after giving effect to such repayment; and

(e) Borrower may not select any Interest Period for the CAPEX Term Loan if, after giving effect to such selection, the aggregate principal amount of the CAPEX Term Loan having Interest Periods ending after any date on which an installment of the CAPEX Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the CAPEX Term Loan scheduled to be outstanding after giving effect to such repayment.

“Inventory” means that term as defined in the Guaranty and Collateral Agreement.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any indebtedness or Capital Securities, by making any loan or advance, by becoming obligated with respect to a guaranty or contingent liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but including subsequent amounts of Investments in the same Person at the time such amount is actually invested, whether pursuant to earn-outs, working capital adjustments or other contractual obligations, or otherwise.

“Issuing Lender” means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

“LaSalle” means LaSalle Bank National Association, a national banking association, and its successors and assigns.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

“L/C Fee Rate” means that term as defined in the definition of Applicable Margin.

“Lender” means that term as defined in the first paragraph of this Agreement. References to the “Lenders” shall include the Issuing Lender and the Swing Line Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender or Swing Line Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender or Swing Line Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

“Lender Party” means that term as defined in Section 15.16.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of Borrower or a Subsidiary Guarantor of Payment, including amendments thereto, if any.

“Letter of Credit Commitment” means the commitment of the Issuing Lender on behalf of the Lenders, to issue Letters of Credit in an aggregate undrawn amount of up to Five Million Dollars ($5,000,000) at any time outstanding; this commitment constitutes a sublimit of the Revolving Credit Commitment.

“Level” means that term as defined in the Applicable Margin definition.

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Margin” means that term as defined in the definition of Applicable Margin.

“LIBOR Office” means, with respect to any Lender, the office or offices of such Lender that shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“LIBOR Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” or “Loans” means, as the context may require, Revolving Loans, CAPEX Draw Loans, the Term Loan, the CAPEX Term Loan and Swing Line Loans.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Subordination Agreement and the Collateral Documents, and all documents, instruments and agreements delivered in connection with the foregoing.

“Mandatory Prepayment Event” means that term as defined in Section 6.2.2(a).

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Master Letter of Credit Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Companies taken as a whole, or of the Parent Entities taken as a whole, (b) a material impairment of the ability of any Credit Party to perform any of the Obligations under any Loan Document, or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document.

“Material Recovery Event” means (a) any casualty loss in respect of assets of a Company covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of a Company by any governmental agency; provided that, in the case of either (a) or (b), the proceeds received by the Companies from such loss, transfer or taking exceeds One Hundred Thousand Dollars ($100,000).

“Maximum Rate” means that term as defined in Section 4.5.

“Maximum Revolving Amount” means Ten Million Dollars ($10,000,000), as such amount may be reduced pursuant to Section 6.1.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Administrative Agent a Lien on real property of any Credit Party.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.

“Non-U.S. Participant” means that term as defined in Section 7.6(d).

“Non-Use Fee” means that term as defined in Section 5.1.

“Non-Use Fee Rate” means that term as defined in the definition of Applicable Margin.

“Note” means a Revolving Credit Note, the Swing Line Note, a Term Note, a CAPEX Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Borrowing” means a written notice substantially in the form of Exhibit F.

“Notice of Conversion/Continuation” means a written notice substantially in the form of Exhibit G.

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Parent Entity under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of any Parent Entity in respect of Letters of Credit and surety bonds, in each case with respect to the foregoing, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means that term as defined in Section 10.4.

“Olden Note” means that certain 2% Convertible Subordinated Note due April 21, 2014 by and between Parent and Olden Acquisition LLC, a Delaware limited liability company.

“Parent” means Net Perceptions, Inc., a Delaware corporation.

“Parent Entities” means Parent and its Subsidiaries.

“Parent Entity” means Parent or a Subsidiary of Parent.

“Participant” means that term as defined in Section 15.6.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition Earn-Out” means collectively, the obligation of the Parent Entities or Affiliates of Parent to (a) pay, after the initial closing of any Acquisition permitted pursuant to Section 11.4 any amount in the form or nature of post-closing contingent consideration (other than such contingent consideration consisting of working capital adjustments, net asset adjustments and other similar post-closing adjustments) to any seller under such Acquisition (or any of its assignees), pursuant to any provision of the respective documents related to such Acquisition, or (b) pay to the seller in respect of such Acquisition permitted pursuant to Section 11.4 that portion of the purchase price thereof retained by Parent or the applicable Parent Entity at the time of the initial closing of such Acquisition which Parent or such Parent Entity is required pursuant to the terms of the applicable acquisition document to pay to such seller in respect of such Acquisition on a date or dates occurring after such initial closing as designated in, and in accordance with the terms of, such Acquisition.

“Permitted Intercompany Merger” means (a) a merger or consolidation solely of one or more Subsidiaries of Parent (provided that if one of such Subsidiaries is a Credit Party, the result of such merger or consolidation is that the surviving entity is a Credit Party and, in any merger with Borrower, Borrower shall be the surviving entity), (b) the acquisition of (i) all or substantially all of the stock or stock equivalents of any Subsidiary of Parent (other than Borrower), (ii) all or substantially all of the assets of any Subsidiary of Parent (other than Borrower) or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Subsidiary of Parent (other than Borrower), in each case by any Credit Party, or (c) the acquisition of (i) all or substantially all of the stock or stock equivalents of any Subsidiary of Parent that is not a Credit Party, or (ii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Subsidiary of Parent that is not a Credit Party, in each case by any Subsidiary of Parent that is not a Credit Party.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its prime rate (whether or not such rate is actually charged by Administrative Agent), which is not intended to be Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Termination Date, the percentage obtained by dividing (A) such Lender’s Commitment Percentage of the Revolving Credit Commitment, by (B) the Maximum Revolving Amount, and (ii) from and after the Termination Date, the percentage obtained by dividing (A) the aggregate unpaid principal amount of such Lender’s Commitment Percentage of the Revolving Credit Exposure (after settlement and repayment of all Swing Line Loans by the Lenders) by (B) the Revolving Credit Exposure;

(b) with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (A) such Lender’s Commitment Percentage of the Term Loan Commitment, by (B) the Term Loan Commitment, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (A) the principal amount of such Lender’s Commitment Percentage of the Term Loan by (B) the principal amount outstanding of the Term Loan;

(c) with respect to a Lender’s obligation to make the CAPEX Loans and receive payments of interest, fees, and principal with respect thereto, (i) prior to the CAPEX Conversion Date, the percentage obtained by dividing (A) such Lender’s Commitment Percentage of the CAPEX Draw Facility Commitment, by (B) the CAPEX Facility Amount, and (ii) from and after the making of the CAPEX Term Loan, the percentage obtained by dividing (A) the principal amount of such Lender’s Commitment Percentage of the CAPEX Term Loan by (B) the principal amount outstanding of the CAPEX Term Loan; and

(d) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Commitment Percentage of the Revolving Credit Commitment, plus such Lender’s Commitment Percentage of the Term Loan Commitment, plus such Lender’s Commitment Percentage of the CAPEX Commitment, by (ii) the Revolving Credit Commitment plus the Term Loan Commitment, plus the CAPEX Commitment; provided that, from and after the Terminate Date, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Commitment Percentage of the Revolving Credit Exposure, plus the principal amount of such Lender’s Commitment Percentage of the CAPEX Draw Exposure, plus the unpaid principal amount of such Lender’s Commitment Percentage of the Term Loan, plus the unpaid principal amount of such Lender’s Commitment Percentage of the CAPEX Term Loan, by (B) the Revolving Credit Exposure, plus the CAPEX Draw Exposure plus the unpaid principal amount of the Term Loan, plus the unpaid principal amount of the CAPEX Term Loan.

“Refunded Swing Line Loan” means that term as defined in Section 2.2.4(c).

“Regulation D” means Regulation D of the FRB.

“Regulation T” means Regulation T of the FRB

“Regulation U” means Regulation U of the FRB.

“Related Agreements” means each of the material agreements, instruments and documents executed pursuant to the Related Transactions or executed in connection therewith, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Related Transactions” means (a) the Concord Acquisition, and (b) the Wilmington Acquisition.

“Replacement Lender” means that term as defined in Section 8.7(b).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Required Lenders” means, at any time, the Lenders whose Pro Rata Shares equal or exceed sixty-six and two-thirds percent (66-2/3%) as determined pursuant to subpart (d) of the definition of “Pro Rata Share”.

“Revolving Credit Commitment” means the obligation hereunder, during the applicable Commitment Period, of (a) each Revolving Credit Lender to make Revolving Loans, (b) the Issuing Lender to issue and each Revolving Credit Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Credit Lender to participate in, Swing Line Loans pursuant to the Swing Line Commitment; up to an aggregate amount of the lesser of (i) the Borrowing Base, or (ii) the Maximum Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate principal amount of all Swing Line Loans, plus (c) the Stated Amount of all Letters of Credit.

“Revolving Credit Lender” means a Lender with a Pro Rata Share of the Revolving Credit Commitment as set forth on Schedule 1.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A executed and delivered pursuant to Section 3.1(a).

“Revolving Loan” means the Loans granted to Borrower by the Revolving Credit Lenders in accordance with Section 2.1.1.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Secured Obligations” means, collectively, (a) the Obligations, (b) the Hedging Obligations owing to Lenders (or Affiliates of existing Lenders) under Hedge Agreements, and (c) the Bank Product Obligations owing to Lenders (or Affiliates of existing Lenders) under Bank Product Agreements.

“Senior Officer” means, with respect to any Parent Entity, any of the chief executive officer, the chief financial officer, the chief operating officer, the chief administrative officer, the treasurer or the controller of such Parent Entity.

“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

“Subordinated Creditor” means Olden Acquisition, LLC, a Delaware limited liability company, or any other Person that shall deliver a Subordination Agreement to Administrative Agent and the Lenders subsequent to the Closing Date.

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by Agent and the Required Lenders.

“Subordination Agreement” means a Subordination Agreement executed and delivered by a Subordinated Creditor in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

“Subsidiary Guarantor of Payment” means each of the Companies set forth on Schedule 3 hereto, that are each executing and delivering the Guaranty and Collateral Agreement, or any other Person that shall deliver a Guaranty and Collateral Agreement to Administrative Agent subsequent to the Closing Date.

“Swing Line Commitment Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000), which commitment constitutes a sublimit of the Revolving Credit Commitment.

“Swing Line Lender” means LaSalle.

“Swing Line Loan” means a loan that shall be denominated in Dollars granted to Borrower by the Swing Line Lender, in accordance with Section 2.2.4.

“Swing Line Loan Maturity Date” means, with respect to any Swing Line Loan, the earlier of (a) twenty (20) days after the date such Swing Line Loan is made, or (b) the last day of the Commitment Period applicable to the Revolving Credit Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 3.1(b).

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term Loan” means the Loan made to Borrower by the Term Loan Lenders in the original principal amount of Twenty-Eight Million Dollars ($28,000,000), in accordance with Section 2.1.3.

“Term Loan Commitment” means the obligation hereunder of the Term Loan Lenders to make the Term Loan.

“Term Loan Lender” means a Lender with a Pro Rata Share of the Term Loan Commitment as set forth on Schedule 1.

“Term Loan Maturity Date” means the earlier of (a) October 2, 2011 or (b) the Termination Date.

“Term Note” means a Term Note, in the form of the attached Exhibit C executed and delivered pursuant to Section 3.1(c).

“Termination Date” means the earlier to occur of (a) October 2, 2011, or (b) such other date on which the Commitment terminates pursuant to Article VI or Article XIII.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of a Parent Entity or any other member of the Controlled Group from such Pension Plan during a plan year in which such Parent Entity or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan, or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Total Commitment Amount” means the principal amount of Forty Million Dollars ($40,000,000) (or such lesser amount as shall be determined pursuant to Section 6.1 or 6.2).

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Funded Debt as of such day, to (b) Consolidated EBITDA for the Computation Period ending on such day.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Type” means that term as defined in Section 2.2.1.

“UCC” means that term as defined in the Guaranty and Collateral Agreement.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Wilmington Acquisition” means the proposed acquisition by Concord of certain assets of the Philadelphia-based Wilmington Steel Processing Co., Inc. prior to the Closing Date.

“Withholding Certificate” means that term as defined in Section 7.6(d).

Section 1.2. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule, Article and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation”.

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(e) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with their respective terms.

(f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or the Lenders merely because of the involvement of Administrative Agent or the Lenders in their preparation.

ARTICLE II. COMMITMENTS OF THE LENDERS;
BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

Section 2.1. Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make Loans to, make or participate in Swing Loans for the account of, and to issue or participate in Letters of Credit for the account of, Borrower as follows:

2.1.1. Revolving Credit Commitment. Each Revolving Credit Lender agrees to make Revolving Loans from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request; provided that the Revolving Credit Exposure will not at any time exceed the Revolving Credit Commitment. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1.1 to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the applicable Commitment Period.

2.1.2. Term Loan Commitment. Each Term Loan Lender agrees to participate in the making of the Term Loan to Borrower on the Closing Date in the amount of such Lender’s Pro Rata Share of the Term Loan Commitment. The Commitment of the Lenders to make the Term Loan shall expire concurrently with the making of the Term Loan on the Closing Date.

2.1.3. CAPEX Commitment.

(a) Each CAPEX Lender agrees to make CAPEX Draw Loans from time to time until the CAPEX Conversion Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request; provided that the CAPEX Draw Exposure will not at any time exceed CAPEX Draw Facility Commitment. Once CAPEX Draw Loans are made, such CAPEX Draw Loans may not be repaid and reborrowed.

(b) On the CAPEX Conversion Date, all CAPEX Draw Loans outstanding on such date shall be refinanced by the CAPEX Lenders with the CAPEX Term Loan. On the CAPEX Conversion Date, the CAPEX Draw Facility Commitment shall be automatically terminated, and, on and after the CAPEX Conversion Date, CAPEX Draw Loans shall no longer be available. Each CAPEX Lender agrees to participate in the making of the CAPEX Term Loan to Borrower on the CAPEX Conversion Date in the amount of such Lender’s Pro Rata Share of the CAPEX Commitment. The CAPEX Commitment of the Lenders to make the CAPEX Term Loan shall expire concurrently with the making of the CAPEX Term Loan on the CAPEX Conversion Date.

2.1.4. L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue Letters of Credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender, at the request of and for the account of Borrower from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the Letter of Credit Commitment, and (b) the Revolving Credit Exposure shall not at any time exceed the Revolving Credit Commitment.

Section 2.2. Loan Procedures.

2.2.1. Various Types of Loans. Each Revolving Loan and CAPEX Draw Loan shall be, and the Term Loan and the CAPEX Term Loan may be divided into tranches that are, either a Base Rate Loan or a LIBOR Loan (each a “Type” of Loan), as Borrower shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than eight different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2. Borrowing Procedures. Borrower shall give a Notice of Borrowing, or telephonic notice (followed promptly by a Notice of Borrowing; provided that the lack of such prompt notification shall not affect the conclusiveness or binding effect of such telephonic notice) to Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 1:00 P.M. (Eastern Time) on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 1:00 P.M. (Eastern Time) at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Administrative Agent shall advise each Lender thereof. Not later than 2:00 P.M. (Eastern Time) on the date of a proposed borrowing, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Article XI with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least Two Hundred Fifty Thousand Dollars ($250,000) and an integral multiple of Fifty Thousand Dollars ($50,000), and each LIBOR borrowing shall be in an aggregate amount of at least Five Hundred Thousand Dollars ($500,000) and an integral multiple of at least One Hundred Thousand Dollars ($100,000).

2.2.3. Conversion and Continuation Procedures.

(a) Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Administrative Agent in accordance with subpart (b) below:

(i) elect, as of any Business Day, to convert any Base Rate Loan in an aggregate amount not less than Five Hundred Thousand Dollars ($500,000) or a higher integral multiple of One Hundred Thousand Dollars ($100,000)) into a LIBOR Loan; or

(ii) elect, as of the last day of the applicable Interest Period, to (A) continue any LIBOR Loan having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than Two Hundred Fifty Thousand Dollars ($250,000) or a higher integral multiple of Fifty Thousand Dollars ($50,000)) for a new Interest Period, or (B) convert such LIBOR Loan to a Base Rate Loan.

(b) Borrower shall give a Notice of Conversion/Continuation, or telephonic notice (followed promptly by a Notice of Conversion/Continuation; provided that the lack of such prompt notification shall not affect the conclusiveness or binding effect of such telephonic notice) to Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:00 P.M. (Eastern Time) on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 1:00 P.M. (Eastern Time) at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, a LIBOR Loan, the duration of the requested Interest Period therefor.

(c) If, upon the expiration of the Interest Period applicable to a LIBOR Loan, Borrower has failed to timely select a new Interest Period to be applicable to such LIBOR Loan, Borrower shall be deemed to have elected to convert such LIBOR Loan into a Base Rate Loan effective on the last day of such Interest Period.

(d) Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrower, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4. Swing Line Facility.

(a) Administrative Agent shall notify the Swing Line Lender upon Administrative Agent’s receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may make Swing Line Loans available from time to time until the Termination Date in accordance with any such notice, so long as, after making such requested Swing Line Loan, the aggregate amount of Swing Line Loans outstanding would not exceed the Commitment Amount and the Revolving Credit Exposure would not exceed the Revolving Credit Commitment. (For purposes of clarification, to the extent the Swing Line Lender is also a Revolving Credit Lender, Swing Line Loans made by the Swing Line Lender shall not be included in the calculation of such Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Commitment (other than any participation obligations as a Revolving Credit Lender), and the Swing Line Lender’s making of a Swing Line Loan does not constitute the making of a Revolving Loan by such Lender in its capacity as a Revolving Credit Lender.) The provisions of this Section 2.2.4 shall not relieve the Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that, if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. Until the Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by Borrower to Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 3:00 P.M. (Eastern Time) on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by Administrative Agent.

(b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date, if not sooner paid in full.

(c) The Swing Line Lender, at any time and from time to time, may, on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), request each Revolving Credit Lender (including the Swing Line Lender) to make a Revolving Loan to Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of such Swing Line Loan (the “Refunded Swing Line Loan”). Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 3:00 P.M. (Eastern Time) in immediately available funds on the date that notice is given (provided that such notice is given by 1:00 P.M. (Eastern Time) on such date). The proceeds of such Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If, and to the extent, any Lender shall not have made such amount available to Administrative Agent or the Swing Line Lender, as applicable, by 3:00 P.M. (Eastern Time) the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after 2:00 P.M. (Eastern Time) on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (i) for the first three days after demand, the Federal Funds Rate from time to time in effect, and (ii) thereafter, the Base Rate from time to time in effect.

Section 2.3. Letter of Credit Procedures.

2.3.1. L/C Applications. Borrower shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. Borrower shall give notice to Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrower and in all respects satisfactory to Administrative Agent and the Issuing Lender, together with such other documentation as Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier of (a) one year after its date of issuance, provided that, such Letter of Credit may provide for the renewal thereof for additional one year periods, or (b) seven days prior to the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2. Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. (For purposes of clarification, to the extent the Issuing Lender is also a Revolving Credit Lender, Letters of Credit issued by the Issuing Lender shall not be included in the calculation of such Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Commitment (other than any participation obligations as a Revolving Credit Lender).) If Borrower does not pay any reimbursement obligation when due, Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. Administrative Agent shall promptly notify such Revolving Credit Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to Administrative Agent its Pro Rata Share of such Revolving Loan. The proceeds of such Revolving Loan shall be paid over by Administrative Agent to the Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of Administrative Agent or any Revolving Credit Lender, to deliver to Administrative Agent or such Revolving Credit Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as Administrative Agent or such Revolving Credit Lender may reasonably request.

2.3.3. Reimbursement Obligations.

(a) Borrower hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by Borrower therefor, payable on demand, at a rate per annum equal to the Derived Base Rate from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, two percent (2%). The Issuing Lender shall notify Borrower and Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify Borrower or Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b) Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of Administrative Agent or any Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person.

2.3.4. Funding by the Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) Borrower has not reimbursed the Issuing Lender in full for such payment or disbursement by 1:00 P.M. (Eastern Time) on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2, or (c) any reimbursement received by the Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender with a Revolving Credit Commitment shall be obligated to pay to Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrower under Section 2.3.3), and, upon notice from the Issuing Lender, Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If, and to the extent, any Lender shall not have made such amount available to Administrative Agent by 3:00 P.M. (Eastern Time) on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after 2:00 P.M. (Eastern Time) on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect, and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.4. Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

Section 2.5. Certain Conditions. Except as otherwise provided in Sections 2.2.4 and 2.3.4 of this Agreement, no Lender (including the Swing Line Lender) shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if a Default or Event of Default exists and is continuing.

ARTICLE III. EVIDENCING OF LOANS.

Section 3.1. Notes.

(a) Revolving Loans. To evidence the obligation of Borrower to repay the Revolving Loans made by each Revolving Credit Lender and to pay interest thereon, Borrower shall execute a Revolving Credit Note, payable to the order of such Revolving Credit Lender in the principal amount of such Revolving Credit Lender’s Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Credit Lender.

(b) Swing Loan. To evidence the obligation of Borrower to repay the Swing Line Loans and to pay interest thereon, Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment Amount, or, if less, the aggregate unpaid principal amount of Swing Line Loans made by the Swing Line Lender.

(c) Term Loan. To evidence the obligation of Borrower to repay the portion of the Term Loan made by each Term Loan Lender and to pay interest thereon, Borrower shall execute a Term Note, payable to the order of such Term Loan Lender in the principal amount of its Commitment Percentage of the Term Loan Commitment.

(d) CAPEX Loans. To evidence the obligation of Borrower to repay the CAPEX Loans made by each CAPEX Lender and to pay interest thereon, Borrower shall execute a CAPEX Note, payable to the order of such CAPEX Lender in the principal amount of its Commitment Percentage of the CAPEX Commitment.

Section 3.2. Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date, amount and Type of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid, absent demonstrable error. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

ARTICLE IV. INTEREST.

Section 4.1. Interest Rates.

(a) Generally. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(i) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Derived Base Rate; and

(ii) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the Derived LIBOR Rate applicable to each Interest Period for such Loan.

(b) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of the Required Lenders, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrower hereunder or under any other Collateral Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Sections 13.1.1 or 13.1.4, the applicable Default Rate shall apply without any election or action on the part of Administrative Agent or any Lender.

Section 4.2. Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists and is continuing, accrued interest on all Loans shall be payable on demand.

Section 4.3. Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by Administrative Agent, and notice thereof shall be given by Administrative Agent promptly to Borrower and each Lender. Each determination of the applicable LIBOR Rate by Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Administrative Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Administrative Agent in determining any applicable LIBOR Rate hereunder.

Section 4.4. Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

Section 4.5. Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

ARTICLE V. FEES.

Section 5.1. Non-Use Fee. Borrower agrees to pay to Administrative Agent, for the ratable account of the Lenders, a non-use fee (“Non-Use Fee”), for the period from the Closing Date to and including the Termination Date, at a rate per annum equal to the Non-Use Fee Rate in effect from time to time, multiplied by (as adjusted from time to time) the unused amount of the average daily Maximum Revolving Amount in effect during the Fiscal Quarter. For purposes of calculating usage under this Section, the Revolving Credit Commitment shall be deemed used to the extent of Revolving Credit Exposure (exclusive of the aggregate outstanding principal amount of all Swing Line Loans). Such Non-Use Fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date. The Non-Use Fee shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days.

Section 5.2. Letter of Credit Fees.

(a) Borrower agrees to pay to Administrative Agent, for the ratable account of the Lenders, a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time multiplied by the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by two percent (2%) at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, Borrower agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, and (ii) a letter of credit fronting fee which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit.

Section 5.3. Administrative Agent Fees. Borrower agrees to pay to Administrative Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

ARTICLE VI. REDUCTION OR TERMINATION OF THE
REVOLVING CREDIT COMMITMENT; PREPAYMENTS.

Section 6.1. Voluntary Reduction or Termination of the Revolving Credit Commitment. Borrower may from time to time on at least five Business Days’ prior written notice received by Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Credit Commitment to an amount not less than the Revolving Credit Exposure. Any such reduction shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) or a higher integral multiple of One Hundred Thousand Dollars ($100,000). Concurrently with any reduction of the Revolving Credit Commitment to zero, Borrower shall pay all interest on the Revolving Loans, all Non-Use Fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

Section 6.2. Prepayments.

6.2.1. Voluntary Prepayments. Borrower may from time to time prepay the principal amount of the Loans in whole or in part; provided that Borrower shall give Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 12:00 P.M. (Eastern Time) on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Such prepayment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article 8 with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty. Any such partial prepayment shall be in an amount equal to One Hundred Thousand Dollars ($100,000) or a higher integral multiple of Fifty Thousand Dollars ($50,000).

6.2.2. Mandatory Prepayments.

(a) Borrower shall, until the Term Loan and the CAPEX Term Loan have been paid in full, make a prepayment on such Loans (all such prepayments to be made pro rata between the Term Loan and the CAPEX Term Loan, to the applied to the respective payments thereof in inverse order of maturities) upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i) Concurrently with the receipt by any Parent Entity of any net cash proceeds from any Asset Disposition, to the extent such net cash proceeds are not to be reinvested in fixed assets or other similar assets within one hundred eighty (180) days of such Asset Disposition, in an amount equal to one hundred percent (100%) of such net cash proceeds.

(ii) Concurrently with the receipt by any Parent Entity of any net cash proceeds from any issuance of Capital Securities of any Parent Entity (other than Capital Securities issued (A) to Borrower or a Guarantor of Payment or (B) solely to the extent the proceeds of such issuance of Capital Securities are used to finance Acquisitions permitted under Section 11.4), in an amount equal to one hundred percent (100%) of such net cash proceeds; provided that no prepayment shall be required hereunder from (A) the issuance of Capital Securities in connection with the exercise of any option, warrant or other convertible security of any Parent Entity, or (B) the issuance, award or grant of Capital Securities to eligible participants under a stock plan of Parent.

(iii) Concurrently with the receipt by any Parent Entity of any net cash proceeds from any issuance of any Indebtedness of any Parent Entity in an amount equal to one hundred percent (100%) of such net cash proceeds.

(iv) Within sixty (60) days after the occurrence of a Material Recovery Event with respect to any Parent Entity, in an amount equal to one hundred percent (100%) of the insurance proceeds paid to such Parent Entity in connection with such Material Recovery Event; provided that such Parent Entity will not have to apply any such insurance proceeds as a prepayment on the Loans to the extent such proceeds are used to replace, rebuild or restore the affected property; so long as (i) Within sixty (60) days after the occurrence of such Material Recovery Event, the appropriate Parent Entity shall furnish to Administrative Agent written notice that such Parent Entity will replace, rebuild or restore the affected property, and (ii) such replacement, rebuilding or restoration is (A) commenced within six months of the date of the Material Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date. Any amounts of such insurance proceeds not applied to the costs of replacement or restoration shall be applied as a prepayment on the Loans.

(v) If the Total Debt to EBITDA Ratio calculated for a Fiscal Year (commencing with Fiscal Year 2006), is greater than 1.50 to 1.00, within one hundred twenty (120) days after the end of such Fiscal Year, in an amount equal to fifty percent (50%) of Excess Cash Flow for such Fiscal Year.

(b) If, on any day, the Revolving Credit Exposure exceeds the Revolving Credit Commitment, Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(c) If, on any day, the CAPEX Draw Exposure exceeds the CAPEX Draw Facility Commitment, Borrower shall immediately prepay CAPEX Draw Loans in an amount sufficient to eliminate such excess.

Section 6.3. Manner of Prepayments.

6.3.1. All Prepayments. Each voluntary partial prepayment shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or a higher integral multiple of One Hundred Thousand Dollars ($100,000). Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of the Term Loan and the CAPEX Term Loan shall be applied to the principal amounts thereof in the inverse order of maturity to the remaining installments thereof. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) under a Commitment shall be applied first to repay outstanding Base Rate Loans, and then to repay outstanding LIBOR Loans in direct order of Interest Period maturities.

Section 6.4. Repayments.

6.4.1. Revolving Loans. The Revolving Loans shall be paid in full and the Revolving Credit Commitment shall terminate on the Termination Date.

6.4.2. Term Loan. The principal amount of the Term Loan shall be paid in installments as follows:

Payment Date	Amount
March 31, 2007	$500,000
June 30, 2007	$1,000,000
September 30, 2007	$1,000,000
December 31, 2007	$1,000,000
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000
March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
September 30, 2010	$1,000,000
December 31, 2010	$1,000,000
March 31, 2011	$1,000,000
June 30, 2011	$1,000,000

Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.

6.4.3. CAPEX Loans.

(a) The CAPEX Draw Loans shall be refinanced on the CAPEX Conversion Date by the CAPEX Term Loan and the CAPEX Draw Facility Commitment shall terminate on the CAPEX Conversion Date, or the Termination Date, if earlier.

(b) The principal amount of the CAPEX Term Loan shall be payable in seventeen (17) consecutive quarter annual installments in the amount of the CAPEX Term Loan Scheduled Payment Amount, commencing on the last day of the first full calendar quarter after the CAPEX Conversion Date, and continuing on the last day of each calendar quarter thereafter, with the balance thereof payable in full on the CAPEX Term Loan Maturity Date.

ARTICLE VII. MAKING AND
PRORATION OF PAYMENTS; SETOFF; TAXES.

Section 7.1. Making of Payments. All payments of principal and interest on the Notes, and of all fees, shall be made by Borrower to Administrative Agent in immediately available funds at the office specified by Administrative Agent not later than 2:00 P.M. (Eastern Time) on the date due; and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.

Section 7.2. Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments, and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 6.2. After the occurrence and during the continuance of a Default or an Event of Default, all amounts collected or received by Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, Administrative Agent shall advise such Lender as to the application of such payment.

Section 7.3. Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

Section 7.4. Setoff. Borrower, for itself and each other Credit Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower, for itself and each other Credit Party, agrees that, at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Secured Obligations of Borrower and each other Credit Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Credit Party then or thereafter with Administrative Agent or such Lender.

Section 7.5. Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all of the Lenders, as appropriate, on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 7.6. Taxes.

(a) All payments made by Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent Borrower withholds any Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax), and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) Non-U.S. Lenders.

(i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or under any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that, from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) rendering the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or under any Loan.

(ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

(iii) Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv) Each Lender agrees to indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Administrative Agent makes written demand therefor.

ARTICLE VIII. INCREASED COSTS;
SPECIAL PROVISIONS FOR LIBOR LOANS.

Section 8.1. Increased Costs.

(a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans; and the result of anything described in subparts (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Notes with respect thereto, then, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s, or such controlling Person’s, capital as a consequence of such Lender’s obligations hereunder, or under any Letter of Credit, to a level below that which such Lender, or such controlling Person, could have achieved, but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then, from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender, or such controlling Person, for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

Section 8.2. Basis for Determining Interest Rate Inadequate or Unfair. If:

(a) Administrative Agent reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise Administrative Agent that the LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans; then Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loan into one or more LIBOR Loans, and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

Section 8.3. Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances), and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part, absent such circumstances.

Section 8.4. Funding Losses. Borrower hereby agrees that, upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Administrative Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), or (b) any failure of Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

Section 8.5. Right of the Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that, in such event for the purposes of this Agreement, such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

Section 8.6. Discretion of the Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that, for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Section 8.7. Mitigation of Circumstances; Replacement of the Lenders.

(a) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 7.6 or 8.1, or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in subpart (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in subpart (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, Borrower may designate another bank that is acceptable to Administrative Agent and the Issuing Lender, in their reasonable discretion. (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender, plus any accrued but unpaid interest on such Loans, and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

Section 8.8. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. The Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, Borrower represents and warrants to Administrative Agent and the Lenders that, both before and after giving effect to the Related Transactions:

Section 9.1. Organization. Each Parent Entity is validly existing and in good standing under the laws of its jurisdiction of organization. Each Parent Entity is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 9.2. Authorization; No Conflict. Each Credit Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder and each Credit Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any material consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any material provision of law, (ii) the charter, by-laws or other organizational documents of any Credit Party, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Credit Party or any of their respective properties, or (c) require, or result in, the creation or imposition of any Lien on any asset of any Credit Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents or permitted pursuant to Section 11.2).

Section 9.3. Validity and Binding Nature. Each Loan Document to which any Credit Party is a party is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization and similar laws relating to or affecting the enforceability of creditors’ rights generally and to general principles of equity.

Section 9.4. Financial Condition.

(a) Parent. The audited Consolidated financial statements of Parent for the fiscal year ended December 31, 2005 and the unaudited Consolidated financial statements of Parent for the fiscal quarter ended June 30, 2006, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP, consistently applied, (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the Consolidated financial condition of Parent as of such dates and the results of their operations for the periods then ended.

(b) Concord. The audited consolidated financial statements of Concord for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of Concord for the fiscal quarter ended June 30, 2006, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP, consistently applied, (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition of Concord as of such dates and the results of their operations for the periods then ended.

Section 9.5. No Material Adverse Change. No material adverse change, in the reasonable opinion of Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2005.

Section 9.6. Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Parent Entity which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Parent Entity has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

Section 9.7. Ownership of Properties; Liens. Each Company owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2, or except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.8. Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Company are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent for the benefit of the Lenders or Liens otherwise permitted pursuant to Section 11.2, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Company as of the Closing Date. All of the issued and outstanding Capital Securities of Borrower are owned as set forth on Schedule 9.8 as of the Closing Date. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Company other than the Loan Documents.

Section 9.9. Pension Plans.

(a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of a Parent Entity, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or such Parent Entity or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 9.10. Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 9.11. Public Utility Holding Company Act. No Company is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

Section 9.12. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the FRB.

Section 9.13. Taxes. Each Company has timely filed all material tax returns and reports required by law to have been filed by it (or requests for extension have been duly filed, as permitted by applicable law) and has paid all material taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Companies have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Company has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

Section 9.14. Solvency. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit, each borrowing hereunder and the use of the proceeds thereof, and the consummation of the Concord Acquisition and the Wilmington Acquisition, with respect to each Parent Entity, individually, (a) the fair value of its assets is greater than the total amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the total amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

Section 9.15. Environmental Matters. The on-going operations of each Company comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Company has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Company is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Company and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Company or any of its material properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Company that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Company has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged a material amount of Hazardous Substances that has not been remedied pursuant to applicable law.

Section 9.16. Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Companies as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Company). Each Company and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Companies operate.

Section 9.17. Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all material real property owned or leased by any Company, together with, in the case of material leased property, the name and mailing address of the lessor of such property.

Section 9.18. Information. All information heretofore or contemporaneously herewith furnished in writing by any Parent Entity to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Parent Entity to Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete in any material respect by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Section 9.19. Intellectual Property. Each Company owns and possesses or has a license or other right to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Companies, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

Section 9.20. Burdensome Obligations. No Company is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

Section 9.21. Labor Matters. Except as set forth on Schedule 9.21, no Company is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of Borrower, threatened strikes, lockouts or other labor disputes involving any Parent Entity that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. The Hours worked by and payment made to employees of the Companies are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters that could reasonably be expected to have a Material Adverse Effect.

Section 9.22. No Default. No Default or Event of Default exists or would result from the incurrence by any Company of any Indebtedness hereunder or under any other Loan Document.

Section 9.23. Related Agreements.

(a) Borrower has heretofore furnished Administrative Agent a true and correct copy of the Related Agreements.

(b) Each Company and, to Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.

(c) The Related Transactions will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Companies and, to Borrower’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.

(d) The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Company or, to Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Company is a party or by which any Company is bound or, to Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.

(e) No statement or representation made in the Related Agreements by any Company or, to Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE X. AFFIRMATIVE COVENANTS.

Section 10.1. Reports, Certificates and Other Information. Borrower agrees that it will furnish to Administrative Agent and each Lender:

10.1.1. Annual Report. Promptly when available and in any event within one hundred and five (105) days after the close of each Fiscal Year (commencing with the Fiscal Year of Parent ending on December 31, 2006) (a) a copy of the annual audit report of Parent for such Fiscal Year, including therein Consolidated balance sheets and statements of earnings and cash flows of Parent as of the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Parent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Borrower was not in compliance with any provision of Sections 11.1, 11.3 or 11.13 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrower was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of Parent as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for Parent for such Fiscal Year, certified by a Senior Officer of Parent.

10.1.2. Interim Reports. (a) Promptly when available and in any event within fifty (50) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), Consolidated and consolidating balance sheets of Parent as of the end of such Fiscal Quarter, together with Consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Senior Officer of Parent; and (b) promptly when available and in any event within thirty (30) days after the end of each month, Consolidated and consolidating balance sheets of Parent as of the end of such month, together with Consolidated and consolidating statements of earnings and a Consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Senior Officer of Parent.

Each document required to be delivered pursuant to Section 10.1.1 (Annual Report) or 10.1.2 (Interim Reports) shall be deemed to have been delivered on the date on which Parent posts such document on its website at www.netperceptions.com, or when such document is posted on the SEC’s website at www.sec.gov (the “SEC Website”) (each of the foregoing an “Informational Website”); provided that Parent shall deliver paper copies of all such documents to Administrative Agent or any Lender that requests Parent to deliver such paper copies.

10.1.3. Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed Compliance Certificate, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Parent, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.13 and to the effect that such Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of Parent’s management setting forth a discussion of Parent’s financial condition, changes in financial condition and results of operations.

10.1.4. Notice of Default, Litigation and ERISA Matters. Prompt written notice describing the same and the steps being taken by Parent or the Parent Entity affected thereby with respect thereto:

(a) the occurrence of a Default or an Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower or Parent to the Lenders that has been instituted or, to the knowledge of Borrower or Parent, is threatened against any Parent Entity or to which any of the properties of any thereof is subject that might reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan that could result in the requirement that Borrower or Parent furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or Parent with respect to any post-retirement welfare benefit plan or other employee benefit plan of Borrower or Parent or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any material insurance maintained by any Company; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) that might reasonably be expected to have a Material Adverse Effect.

10.1.5. Borrowing Base Certificates. Within fifteen (15) days of the end of each month (provided that the number of days shall be thirty (30) until March 30, 2007), a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of Borrower on behalf of Borrower (provided that (a) Borrower may deliver a Borrowing Base Certificate more frequently if it chooses, and (b) at any time an Event of Default exists, Administrative Agent may, in its sole discretion, require Borrower to deliver Borrowing Base Certificates more frequently).

10.1.6. Management Reports. Promptly upon request by Administrative Agent, copies of all detailed financial and management reports submitted to Borrower or Parent by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower or Parent.

10.1.7. Projections. With respect to each Fiscal Year, concurrently with the delivery of the annual audit report of Parent pursuant to Section 10.1.1, financial projections for Borrower and Parent for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Borrower or Parent to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent, accompanied by a certificate of a Senior Officer of Parent on behalf of Borrower and Parent to the effect that (a) such projections were prepared by Parent in good faith, (b) Parent has a reasonable basis for the assumptions contained in such projections, and (c) such projections have been prepared in accordance with such assumptions.

10.1.8. Accounts Receivable Aging Report. Borrower shall deliver to Administrative Agent an accounts receivable aging report, in form and substance reasonably satisfactory to Administrative Agent and signed by a Senior Officer of Borrower, (i) concurrently with the delivery of the Borrowing Base Certificate, aged by the original invoice date of Accounts of the Companies, prepared as of the last day of the preceding month reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts of the Companies, (ii) upon Lender’s request, an aging by original invoice date of all existing Accounts, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information Administrative Agent shall reasonably request with respect to such Accounts and its evaluation of such reports.

10.1.9. Inventory Report. Borrower shall deliver to Administrative Agent a summary of Inventory, in form and substance reasonably satisfactory to Administrative Agent and signed by a Senior Officer of Borrower, concurrently with the delivery of the Borrowing Base Certificate, based upon month-end balances reconciled to the month-end balance sheet and the month-end Borrowing Base Certificate and accompanied by an Inventory certification, in form and substance reasonably acceptable to Administrative Agent and including a calculation of the Eligible Inventory of the Companies (the calculation of Eligible Inventory reflecting the then most recent month-end balance). Borrower shall deliver after the end of each month to Administrative Agent Inventory records, in such detail as Administrative Agent shall deem reasonably necessary to determine the level of Eligible Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of Borrower. Borrower shall provide such other reports with respect to the Inventory of the Companies as Administrative Agent may reasonably request from time to time.

10.1.10. Other Information. Promptly from time to time, such other information concerning the Parent Entities as any Lender or Administrative Agent may reasonably request.

Section 10.2. Books, Records and Inspections. Borrower agrees that it will keep, and cause each other Parent Entity to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP, consistently applied; permit, and cause each other Parent Entity to permit, any Lender or Administrative Agent or any representative thereof to inspect the properties and operations of the Companies; and permit, and cause each other Parent Entity to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Administrative Agent or any representative thereof), and to examine (and, at the expense of the Parent Entities, photocopy extracts from) any of its books or other records; and permit, and cause each other Parent Entity to permit, Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Parent Entities, to perform appraisals of the equipment of the Parent Entities, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by Administrative Agent shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Borrower shall not be required to reimburse Administrative Agent for inspections or audits more frequently than once each Fiscal Year.

Section 10.3. Maintenance of Property; Insurance. Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

(a) Keep, and cause each other Parent Entity to keep, all material property useful and necessary in the business of the Parent Entities in good working order and condition, ordinary wear and tear excepted;

(b) Maintain, and cause each other Parent Entity to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Parent Entities. Borrower shall cause each issuer of an insurance policy to provide Administrative Agent with an endorsement (i) showing Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that thirty (30) days’ notice will be given to Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy, and (iii) reasonably acceptable in all other respects to Administrative Agent. Borrower shall execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by Borrower and its Subsidiaries; and

(c) Unless Borrower provides Administrative Agent with reasonable evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase reasonable and appropriate insurance at Borrower’s expense to protect Administrative Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect any Company’s interests. The coverage that Administrative Agent purchases may not pay any claim that is made against any Parent Entity in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrower will be responsible for the reasonable costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Parent Entities may be able to obtain on their own.

Section 10.4. Compliance with Laws; Payment of Taxes and Liabilities. Borrower agrees that it will (a) comply, and cause each other Parent Entity to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting subpart (a) above, ensure, and cause each other Parent Entity to ensure, that no person who owns a controlling interest in or otherwise controls a Parent Entity is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting subpart (a) above, comply, and cause each other Parent Entity to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Parent Entity to pay, prior to delinquency, all material taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Parent Entity to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

Section 10.5. Maintenance of Existence. Borrower agrees that it will maintain and preserve, and (subject to Section 11.4) cause each other Parent Entity to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

Section 10.6. Use of Proceeds. Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will use the proceeds of the Loans, and the Letters of Credit, solely to finance the Related Transactions and for working capital, capital expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

Section 10.7. Employee Benefit Plans. Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

(a) maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in compliance, in all material respects, with all applicable requirements of law and regulations;

(b) make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan; and

(c) not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in subparts (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

Section 10.8. Environmental Matters. Borrower agrees that, if any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any material real property or any other assets of any Parent Entity, Borrower shall, or shall cause the applicable Parent Entity to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Parent Entity to, comply in all material respects with any Federal or state judicial or administrative order requiring the performance at any material real property of any Parent Entity of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Borrower shall, and shall cause each other Parent Entity to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

Section 10.9. Further Assurances. Borrower agrees that it will promptly (as soon as reasonably practicable) take, and cause each other Parent Entity to take, such actions as are necessary or as Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Secured Obligations under the Loan Documents are secured by substantially all of the assets of each Parent Entity (that is not a Dormant Subsidiary or a Foreign Subsidiary) and that the Secured Obligations are guaranteed by each Parent Entity (that is not Borrower, a Dormant Subsidiary or a Foreign Subsidiary) (including, upon the acquisition or creation thereof, any such Subsidiary of Parent acquired or created after the Closing Date), in each case as Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

Section 10.10. Deposit Accounts. In order to facilitate Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the Collateral, Borrower agrees that it will (unless Administrative Agent otherwise consents in writing), and will cause each other Credit Party to, maintain all of their principal deposit accounts with Administrative Agent; provided that, notwithstanding the foregoing, the Credit Parties shall be permitted to maintain deposit accounts (each an “Excepted Account”) with banks other than Administrative Agent so long as (a) the aggregate balance in all such deposit accounts shall not exceed Five Hundred Thousand Dollars ($500,000) at any time, or (b) such deposit accounts shall be subject to a daily automatic sweep wherein all deposits are transmitted daily, via wire transfer, to a deposit account maintained with Administrative Agent. On the Closing Date, all of the deposit accounts of the Credit Parties are listed on Schedule 10.10.

Section 10.11. Interest Rate Protection. Borrower agrees that it will enter into, not later than ninety (90) days after the Closing Date, a Hedging Agreement with a term of at least three years on an ISDA standard form to hedge the interest rate with respect to not less than fifty percent (50%) of the principal amount of the Term Loan, in form and substance reasonably satisfactory to Administrative Agent.

Section 10.12. Syndication. Borrower agrees that it will enter into such modifications to the Loan Documents as Administrative Agent may reasonably request as necessary for the initial syndication of the Loans and the Commitments and, in the event such initial syndication shall prove to be impracticable in Administrative Agent’s reasonable determination, such modifications as Administrative Agent may reasonably request as necessary to make the syndication of the Loans and the Commitments reasonably practicable; provided that, without the written consent of Borrower, Administrative Agent may not change the amount of the Revolving Credit Commitment, the Term Loan Commitment or the CAPEX Commitment, shorten the maturity date of any Loan, or change the senior secured status of the credit facilities evidenced by this Agreement.

ARTICLE XI. NEGATIVE COVENANTS.

Section 11.1. Indebtedness. Borrower agrees that it will not, and not permit any other Parent Entity to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Indebtedness secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

(c) loans to a Credit Party from a Parent Entity;

(d) Hedging Obligations approved by Administrative Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(e) the Indebtedness existing on the Closing Date as described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f) any Permitted Acquisition Earn-Outs;

(g) Indebtedness owing to a Credit Party from a Parent Entity that is not a Credit Party, so long as the aggregate amount of all such Indebtedness owing from all such Parent Entities to all such Credit Parties does not exceed One Million Dollars ($1,000,000) at any time outstanding;

(h) Indebtedness in connection with performance bonds or surety bonds provided in the ordinary course of business;

(i) unsecured Indebtedness that is subordinated in right of payment to the Obligations hereunder and otherwise on terms and conditions reasonably acceptable to Administrative Agent up to, at any time outstanding, the greater of (i) Five Million Dollars ($5,000,000) or (ii) fifteen percent (15%) of Consolidated Net Worth for the most recently completed fiscal quarter of Parent; and

(j) other unsecured Indebtedness, in addition to the Indebtedness listed above, up to, at any time outstanding, the greater of (i) Five Million Dollars ($5,000,000) or (ii) fifteen percent (15%) of Consolidated Net Worth for the most recently completed fiscal quarter of Parent.

Section 11.2. Liens. Borrower agrees that it will not, and not permit any other Parent Entity to, create or permit to exist (upon the happening of a contingency or otherwise) any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves shall have been established in accordance with GAAP;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums (A) not overdue or being contested in good faith by appropriate proceedings, (B) not involving any advances or borrowed money or the deferred purchase price of property or services, (C) that do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, and (D) in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 11.2 as of the Closing Date and any extension, renewal or refinancing thereof so long as the debt secured thereby is not increased;

(d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof, is limited to the purchase price of such property and attaches solely to the property so acquired;

(e) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary of Parent to a Credit Party;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Parent Entity;

(g) Liens of Administrative Agent, for the benefit of the Lenders, created or arising under the Loan Documents;

(h)  Liens on fixed assets as a result of an Acquisition permitted pursuant to Section 11.4, so long as such Liens (i) are released within one hundred eighty (180) days of such Acquisition (unless Borrower shall have obtained the prior written consent of Administrative Agent and the Required Lenders or such Lien is otherwise permitted pursuant to another subpart of this Section 11.2), and (ii) such Lien was not created at the time of or in contemplation of such Acquisition; and

(i) other Liens, in addition to the Liens listed above, securing amounts, in the aggregate for all Parent Entities, not incurred in connection with the borrowing of money, not to exceed One Million Dollars ($1,000,000) at any time.

No Parent Entity shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Parent Entity.

Section 11.3. Restricted Payments. Borrower agrees that it will not, and will not permit any other Parent Entity to, (a) make any distribution to holders of its Capital Securities (in their capacity as such holders) other than in shares of common stock, (b) purchase or redeem any of its Capital Securities, (c) make any distribution (other than as expressly permitted in the Subordination Agreement) in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, (d) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary of Parent may pay dividends or make other distributions to Borrower or any Guarantor of Payment; (ii) any Subsidiary of Parent that is not a Guarantor of Payment may make other distributions to any other Subsidiary of Parent; (iii) Borrower and each other Parent Entity may pay dividends, and make other distributions or pay management fees to Parent; and (iv) so long as no Default or Event of Default exists or would result therefrom, the Parent Entities may pay management fees to other Parent Entities or to Affiliates thereof, so long as the aggregate amount of all such management fees paid, for all such Parent Entities to all such Persons, does not exceed, in the aggregate, during each fiscal year of Parent, in excess of (A) Five Hundred Thousand Dollars ($500,000) for all managements fees paid in cash, and (B) a non-cash stock-based component of one percent (1%) for all non-cash management fees (calculated as one percent (1%) in stock of Parent for revenues in excess of Sixty Million Dollars ($60,000,000).

Section 11.4. Mergers, Consolidations, Sales. Borrower agrees that it will not, and not permit any other Parent Entity to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables; except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Parent Entity into Borrower; (ii) any such purchase or other acquisition by any Credit Party of the assets or Capital Securities of any Company; (iii) Permitted Intercompany Mergers; (iv) the Concord Acquisition; and (v) any Acquisition by a Credit Party where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in similar or complementary lines of business engaged in by the Companies on the Closing Date;

(B) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;

(C) the aggregate Consideration to be paid by the Parent Entities (including any Indebtedness assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than the greater (1) of Ten Million Dollars ($10,000,000) or (2) fifty percent (50%) of Consolidated Net Worth for the most recently completed fiscal quarter of Parent;

(D) immediately before and after giving effect to such Acquisition, Borrower is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.13;

(E) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(F) reasonably prior to such Acquisition, Administrative Agent shall have received complete current drafts (to be updated with material changes) of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(G) not fewer than ten Business Days prior to such Acquisition, Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and Parent’s calculation of pro forma EBITDA relating thereto;

(H) Administrative Agent shall have approved Parent’s computation of pro forma EBITDA, in its good faith credit judgment;

(I) the provisions of Section 10.10 have been satisfied;

(J) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

(K) in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), such Credit Party shall be the surviving entity; and

(L) simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity) or the Parent Entity (if such Acquisition is structured as a purchase of assets or a merger and a Parent Entity is the surviving entity) executes and delivers to Administrative Agent (1) such documents necessary to grant to Administrative Agent, for the benefit of the Lenders, a first priority Lien (subject to Liens expressly permitted pursuant to Section 11.2(h)) in all of the assets of such target company or surviving company, and their respective Subsidiaries, each in form and substance reasonably satisfactory to Administrative Agent, and (2) an unlimited guaranty of payment, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations, and (3) such opinions of counsel with respect to the target company as required by Administrative Agent, in its reasonable discretion.

Section 11.5. Modification of Organizational Documents. Borrower agrees that it will not, without the prior written consent of Administrative Agent and the Required Lenders, permit the charter, by-laws or other organizational documents of any Parent Entity to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Parent Entity to change, its state of formation or its organizational form.

Section 11.6. Transactions with Affiliates. Borrower agrees that it will not, and not permit any other Parent Entity to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than (a) the Credit Parties, (b) Permitted Intercompany Mergers, and (c) compensation upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

Section 11.7. Unconditional Purchase Obligations. Borrower agrees that it will not, and not permit any other Parent Entity to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

Section 11.8. Inconsistent Agreements. Borrower agrees that it will not, and not permit any other Parent Entity to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Credit Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Parent Entity from granting to Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to any Parent Entity, or pay any Indebtedness owed to any Parent Entity, (ii) make loans or advances to any Parent Entity or (iii) transfer any of its assets or properties to any Parent Entity, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary of Parent (other than Borrower) pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, Capital Leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (C) customary provisions in leases and other contracts restricting the assignment thereof.

Section 11.9. Business Activities. Borrower agrees that it will not, and will not permit any other Parent Entity to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related or complementary thereto.

Section 11.10. Investments. Borrower agrees that it will not, and not permit any other Parent Entity to, create or hold any Subsidiary or make or permit to exist any Investment in any other Person, except the following:

(a) contributions by a Parent Entity to the capital of any other Parent Entity, so long as the recipient of any such capital contribution is a Credit Party;

(b) Investments constituting Indebtedness permitted by Section 11.1;

(c) contingent liabilities constituting Indebtedness permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits that are maintained with any bank other than a Lender shall be subject to a Control Agreement or shall not at any time exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all such deposits;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g) Investments to consummate Acquisitions permitted by Section 11.4;

(h) Investments listed on Schedule 11.10 as of the Closing Date;

(i) loans or advances to officers, directors and employees of Borrower or any Subsidiaries of Borrower, or any other Credit Party, for travel, entertainment, relocation and analogous ordinary business purposes and in the ordinary course of business as presently conducted, other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided that the aggregate principal amount of all such loans and advances permitted pursuant to this clause (i) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding;

(j) Investments of (i) any Parent Entity in Borrower, (ii)  any Parent Entity in a Guarantor of Payment, or (iii) any Parent Entity that is not a Guarantor of Payment in another Parent Entity that is not a Guarantor of Payment; and

(k) other Investments not to exceed One Million Dollars ($1,000,000) in the aggregate for all such other Investments;

provided that (i) any Investment that, when made, complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.

Section 11.11. Restriction of Amendments to Certain Documents. Borrower agrees that it will not amend or otherwise modify, or waive any rights under, the Related Agreements, if, in any case, such amendment, modification or waiver could be adverse to the interests of the Lenders.

Section 11.12. Fiscal Year. Borrower agrees that it will not, and will not permit Parent, to change its Fiscal Year, except as required by law.

Section 11.13. Financial Covenants.

11.13.1. Fixed Charge Coverage Ratio. Borrower agrees that it will not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Fixed Charge Coverage Ratio
December 31, 2006	1.25 to 1.00
March 31, 2007	1.25 to 1.00
June 30, 2007	1.25 to 1.00
September 30, 2007	1.25 to 1.00
December 31, 2007	1.25 to 1.00
March 31, 2008	1.35 to 1.00
June 30, 2008	1.35 to 1.00
September 30, 2008	1.35 to 1.00
December 31, 2008	1.35 to 1.00
March 31, 2009	1.50 to 1.00
June 30, 2009	1.50 to 1.00
September 30, 2009	1.50 to 1.00
December 31, 2009	1.50 to 1.00
March 31, 2010	1.50 to 1.00
June 30, 2010	1.50 to 1.00
September 30, 2010	1.50 to 1.00
December 31, 2010	1.50 to 1.00
March 31, 2011	1.50 to 1.00
June 30, 2011	1.50 to 1.00
September 30, 2011	1.50 to 1.00

11.13.2. Total Debt to EBITDA Ratio. Borrower agrees that it will not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
December 31, 2006	3.50 to 1.00
March 31, 2007	3.50 to 1.00
June 30, 2007	3.50 to 1.00
September 30, 2007	3.25 to 1.00
December 31, 2007	3.00 to 1.00
March 31, 2008	3.00 to 1.00
June 30, 2008	2.75 to 1.00
September 30, 2008	2.50 to 1.00
December 31, 2008	2.50 to 1.00
March 31, 2009	2.50 to 1.00
June 30, 2009	2.50 to 1.00
September 30, 2009	2.50 to 1.00
December 31, 2009	2.50 to 1.00
March 31, 2010	2.50 to 1.00
June 30, 2010	2.50 to 1.00
September 30, 2010	2.50 to 1.00
December 31, 2010	2.50 to 1.00
March 31, 2011	2.50 to 1.00
June 30, 2011	2.50 to 1.00
September 30, 2011	2.50 to 1.00

11.13.3. Consolidated Capital Expenditures. Borrower agrees that it will not permit the aggregate amount of all Consolidated Capital Expenditures made by the Parent Entities to exceed (a) Three Million Dollars ($3,000,000) in Fiscal Year 2006, (b) Two Million Five Hundred Thousand Dollars ($2,500,000) in Fiscal Year 2007, (c) One Million Five Hundred Thousand Dollars ($1,500,000) in Fiscal Year 2008, (d) One Million Five Hundred Thousand Dollars ($1,500,000) in Fiscal Year 2009, and (e) One Million Five Hundred Thousand Dollars ($1,500,000) in Fiscal Year 2010. If the Parent Entities do not utilize the entire amount of Consolidated Capital Expenditures permitted in any Fiscal Year, the Parent Entities may carry forward, to the immediately succeeding Fiscal Year only, (a) one hundred percent (100%) of such unutilized amount from Fiscal Year 2006, and (b) fifty percent (50%) of such unutilized amount from Fiscal Year 2007 and each Fiscal Year therafter.

ARTICLE XII. EFFECTIVENESS; CONDITIONS OF LENDING.

Section 12.1. Initial Credit Extension. The obligation of the Lenders and the Swing Line Lender to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to Borrower satisfying each of the following conditions precedent:

12.1.1. Notes. Borrower shall have executed and delivered to each Lender a Revolving Credit Note, a Term Note and a CAPEX Note, and shall have executed and delivered to the Swing Line Lender the Swing Line Note.

12.1.2. Guaranty and Collateral Agreement. Parent, Borrower and each Subsidiary Guarantor of Payment shall have executed and delivered to Administrative Agent a counterpart of the Guaranty and Collateral Agreement, in form and substance satisfactory to Administrative Agent, together with all agreements, instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.3. Control Agreements. Borrower shall deliver to Administrative Agent an executed Control Agreement, in form and substance reasonably satisfactory to Administrative Agent, for each deposit account (other than an Excepted Account) maintained by a Credit Party.

12.1.4. Leased or Mortgaged Real Property. In the case of any material leased real property, as set forth on Schedule 9.17 hereto, a Collateral Access Agreement from the landlord of such property waiving any landlord’s Lien in respect of personal property kept at the premises subject to such lease and in the case of any mortgaged real property, a waiver from the mortgagee thereof waiving any Lien in respect of personal property kept at the premises subject to such Mortgage, permitting access to the location by Administrative Agent and its agents and containing such other terms and provisions as may be required by Administrative Agent.

12.1.5. Bailee’s Waivers. Borrower shall have delivered bailees’ waivers, in form and substance satisfactory to Administrative Agent, for each location where a Credit Party maintains any inventory with a bailee, together with filed UCC financing statements, in form and substance satisfactory to Administrative Agent.

12.1.6. Real Estate Documents. With respect to each material parcel of real property owned by any Credit Party, such Credit Party shall have delivered to Administrative Agent a duly executed Mortgage providing for a fully perfected Lien, in favor of Administrative Agent, for the benefit of the Lenders, in all right, title and interest of such Credit Party in such real property.

12.1.7 Subordination Agreement. Borrower shall have delivered a Subordination Agreement, fully executed by each Subordinated Creditor, in form and substance satisfactory to Agent.

12.1.8. Authorization Documents. Each Credit Party shall have delivered to Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the charter (or similar formation document) of such Credit Party, certified by the appropriate governmental authority; (b) a good standing certificates in such Credit Party’s state of incorporation (or formation) and in each other state such Credit Party is qualified as a foreign entity; (c) the bylaws (or similar governing document) of such Credit Party; and (d) the resolutions of such Credit Party’s board of directors (or similar governing body) approving and authorizing such Credit Party’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; all certified by such Credit Party’s secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.9. Search Results; Lien Terminations. Certified copies of Uniform Commercial Code lien searches and the results of federal and state tax lien and judicial lien searches, satisfactory to Administrative Agent and the Lender dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Company (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2), and (c) such other Uniform Commercial Code termination statements as Administrative Agent may reasonably request.

12.1.10. Filings, Registrations and Recordings. Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.11. Opinions of Counsel. Borrower shall have delivered to Administrative Agent opinions of counsel for each Credit Party and all opinions issued pursuant to the Related Transactions.

12.1.12. Accounting Study. Borrower shall have delivered to Administrative Agent the “382 Study”, completed by Ernst & Young LLP, regarding the ability of each Credit Party to utilize the net operating loss carryforwards from Parent, in form and substance satisfactory to Administrative Agent.

12.1.13. Insurance. Borrower shall have delivered to Administrative Agent evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.14. Copies of Related Agreements. Borrower shall have delivered to Administrative Agent (a) executed copies of the Related Agreements certified by the secretary or assistant secretary (or similar officer) of Borrower as being true, accurate and complete, and (b) evidence reasonably satisfactory to Administrative Agent that the total Consideration paid for the Concord Acquisition and the Wilmington Acquisition will not exceed Forty-Four Million Five Hundred Thousand Dollars ($44,500,000), specifically excluding any adjustments for working capital.

12.1.15. Additional Capital. Borrower shall have delivered to Administrative Agent evidence, reasonably satisfactory to Administrative Agent, that Borrower has received (a) cash equity contributions from Parent in an amount not less than Fourteen Million Dollars ($14,000,000), and (b) net cash proceeds of not less than Three Million Dollars ($3,000,000) of additional equity.

12.1.16. Agent Fee Letter and Other Fees. Borrower shall have (a) executed and delivered to Administrative Agent, the Agent Fee Letter and paid to Administrative Agent, for its sole account, the fees stated therein, (b) paid all Attorney Costs of Administrative Agent in connection with the preparation and negotiation of the Loan Documents, to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent), and (c) paid all other accrued and unpaid fees, costs and expenses of Administrative Agent to the extent due and payable on the Closing Date.

12.1.17. Solvency Certificate. Borrower shall have delivered to Administrative Agent a solvency certificate executed by a Senior Officer of Parent.

12.1.18. Financial Reports. Borrower shall have delivered to Administrative Agent audited financial statements of Concord, completed by McGladrey & Pullen, LLP, Sullivan & Company CPA LLP, Syner Cavallaro & Cabral or such other accounting firm acceptable to Administrative Agent, prepared on a consolidated basis and in accordance with GAAP, for Fiscal Year 2003, Fiscal Year 2004 and Fiscal Year 2005.

12.1.19. Pro Forma Projections. Borrower shall have delivered to Administrative Agent a Consolidated pro forma balance sheet and statement of earnings and cash flows of Borrower as of the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby, as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to Administrative Agent and the Lenders and the forecasts previously provided to Administrative Agent and the Lenders.

12.1.20. Collateral Audit. The results of a collateral field audit, satisfactory to Administrative Agent in its sole discretion, shall have been delivered to Administrative Agent.

12.1.21. Availability. On the Closing Date, the amount equal to (a) the Revolving Credit Commitment minus (b) the sum of (i) any fees and expenses due under Section 12.1.18, and (ii) Borrower’s initial credit request under the Revolving Credit Commitment, shall be no less than Seven Million Dollars ($7,000,000).

12.1.22. Initial Total Debt to EBITDA Ratio. After giving effect to the initial funding of the Loans on the Closing Date, the Total Debt to EBITDA Ratio shall be less than or equal to 2.75 to 1.00.

12.1.23. Borrowing Base Certificate. Borrower shall have delivered to Administrative Agent a Borrowing Base Certificate dated as of the Closing Date.

12.1.24. Closing Certificate, Consents and Permits. Borrower shall have delivered to Administrative Agent a certificate executed by an officer of Borrower on behalf of Borrower certifying (a) the matters set forth in Section 12.2.1 as of the Closing Date and (b) the occurrence of the closing of the Related Transactions and that such closing has been consummated in accordance with the terms of the Related Agreements without waiver of any material condition thereof; together with evidence that (i) all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by Borrower in connection with the Related Transactions have been duly obtained and are in full force and effect, and (ii) all material permits necessary for the operation of any businesses acquired in connection with the Related Transactions have been obtained.

12.1.25. Debt to be Repaid. Borrower shall have delivered to Administrative Agent evidence, satisfactory to Administrative Agent, that all Debt to be Repaid, as listed on Schedule 12.1 hereto, has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated.

12.1.26. Other. Borrower shall have delivered to Administrative Agent such other documents as Administrative Agent or any Lender may reasonably request.

Section 12.2. Conditions. The obligation (a) of each Lender to make each Loan, and (b) of the Issuing Lender to issue each Letter of Credit, is subject to the following further conditions precedent that:

12.2.1. Compliance with Warranties, No Default. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Parent Entity set forth in the Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Default or Event of Default shall have then occurred and be continuing.

12.2.2. Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of Borrower as to the matters set out in Section 12.2.1 (it being understood that each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

ARTICLE XIII. EVENTS OF DEFAULT AND THEIR EFFECT.

Section 13.1. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1. Non-Payment of Obligations. If (a) the interest on any Loan or any Non-Use Fee or other fee shall not be paid in full when due and payable or within five days thereafter, or (b) the principal of any Loan or any reimbursement obligations with respect to any Letter of Credit shall not be paid in full when due and payable.

13.1.2. Non-Payment of Other Indebtedness. Any default shall occur under the terms applicable to any Indebtedness of any Parent Entity in an aggregate amount (for all such Indebtedness so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding One Million Dollars ($1,000,000) and such default shall (a) consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable (or require any Parent Entity to purchase or redeem such Indebtedness or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3. Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Parent Entity with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

13.1.4. Bankruptcy and Insolvency. Any Parent Entity becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Parent Entity applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Parent Entity or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Parent Entity or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Parent Entity, and if such case or proceeding is not commenced by such Parent Entity, it is consented to or acquiesced in by such Parent Entity, or remains for sixty (60) days undismissed or unstayed; or any Parent Entity takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5. Special Covenants. Any Parent Entity shall fail or omit to perform and observe Sections 10.1.5, 10.3(b) (and such failure continues for five Business Days with respect to Section 10.3(b)) or 10.5 or Sections 11.1, 11.2, 11.3, 11.4, 11.10 or 11.14.

13.1.6. Other Covenants. Any Parent Entity shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 13.1.1 or 13.1.5) contained or referred to in this Agreement or any other Loan Document that is on such Parent Entity’s part to be complied with, and that such Event of Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Senior Officer of such Parent Entity becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Administrative Agent that the specified Default is to be remedied.

13.1.7. Representations and Warranties. Any representation or warranty made by any Parent Entity herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Parent Entity to Administrative Agent or any Lender in connection herewith is false or misleading in any material respect.

13.1.8. Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of Five Hundred Thousand Dollars ($500,000); (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unsacred interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds Five Hundred Thousand Dollars ($500,000).

13.1.9. Judgments. Final judgments which exceed an aggregate of One Million Dollars ($1,000,000) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against one or more Parent Entities and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.

13.1.10. Security. If any Lien granted in any Loan Document in favor of Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by the Loan Documents and Borrower has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Administrative Agent, in its reasonable discretion).

13.1.11. Invalidity of Documents. Any Loan Document shall cease to be in full force and effect; or any Parent Entity (or any Person by, through or on behalf of any Parent Entity) shall contest in any manner the validity, binding nature or enforceability of any Loan Document.

13.1.12. Change in Control. A Change in Control shall occur.

13.1.13. Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

Section 13.2. Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Administrative Agent may with the consent of the Required Lenders, and shall, upon the written request of the Required Lenders, declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that Borrower immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitment shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

ARTICLE XIV. THE ADMINISTRATIVE AGENT.

Section 14.1. Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 14.2. Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to Administrative Agent in this Article XIV with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article XIV, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 14.3 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 14.4. Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Parent Entity or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

Section 14.5. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Article XII, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 14.6. Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 13.2; provided that, unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 14.7. Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Companies, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Companies, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Affiliates. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower and its Affiliates which may come into the possession of Administrative Agent.

Section 14.8. Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 14.8 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

Section 14.9. Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though LaSalle were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

Section 14.10. Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 14.11. Collateral Matters. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Indebtedness secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

Section 14.12. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5 and 15.16 allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5 and 15.16.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 14.13. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XV. GENERAL.

Section 15.1. Waivers, Consents and Amendments. No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement), or (iv) release any party from its obligations under any Loan Document, change the definition of Required Lenders or any provision of this Section 15.1, without, in each case, the written consent of all the Lenders;

(b) no provision of Article XIV or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent;

(c) no provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender; and

(d) no provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

Section 15.2. Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

Section 15.3. Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile or electronic transmission) and shall be sent to the applicable party at its address shown on Schedule 2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile or electronic transmission shall be deemed to have been given upon telephonic confirmation of receipt; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Administrative Agent shall be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 15.4. Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.

Section 15.5. Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication (other than Participations), delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Secured Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, Borrower agrees to pay, and to save Administrative Agent and the Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

Section 15.6. Assignments; Participations.

15.6.1. Assignments.

(a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or a portion of such Lender’s Loans and Commitments, with the prior written consent of Administrative Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Credit Commitment) and, so long as no Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender); provided that each Lender shall at all times maintain the same Commitment Percentage (as rounded to the sixth decimal) with respect to the Revolving Credit Commitment, the Term Loan Commitment and the CAPEX Commitment. Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to Five Million Dollars ($5,000,000) or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of Three Thousand Five Hundred Dollars ($3,500). No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Section 7.6 or Article VIII to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the principal amount of the Assignee’s Pro Rata Share of the Revolving Credit Commitment, plus the CAPEX Draw Facility Commitment, plus the principal amount of the Assignee’s portion of the Term Loan, plus the principal amount of the Assignee’s portion of the CAPEX Term Loan (and, as applicable, Notes in the principal amount of the Pro Rata Share of the Revolving Credit Commitment retained by the assigning Lender, plus the CAPEX Draw Facility Commitment retained by the assigning Lender, plus the principal amount of the portion of the Term Loan retained by the assigning Lender, plus the principal amount of the portion of the CAPEX Term Loan retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2. Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.6 or Article VIII as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or Article VIII than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

Section 15.7. Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

Section 15.8. Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

Section 15.9. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of Borrower and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

Section 15.10. Nature of Remedies. All Obligations of Borrower and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15.11. Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.

Section 15.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

Section 15.13. Successors and Assigns. This Agreement shall be binding upon Borrower, the Lenders and Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the Lenders and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

Section 15.14. Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 15.15. Customer Identification - USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Parent Entities that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Parent Entities, which information includes the name and address of the Parent Entities and other information that will allow such Lender or LaSalle, as applicable, to identify the Companies in accordance with the Act.

Section 15.16. Indemnification by Borrower. In consideration of the execution and delivery of this Agreement by Administrative Agent and the Lenders and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Administrative Agent, each Lender and each of the officers, directors, employees, affiliates and agents of Administrative Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorney costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Company, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Company or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Company or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of the applicable Lender Party’s gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 15.16 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Loan Documents and termination of this Agreement.

Section 15.17. Nonliability of the Lenders. The relationship between the Parent Entities on the one hand and the Lenders and Administrative Agent on the other hand shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Parent Entity arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Parent Entities, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Parent Entity to review or inform any Parent Entity of any matter in connection with any phase of any Parent Entity’s business or operations. Borrower agrees, on behalf of itself and each other Parent Entity, that neither Administrative Agent nor any Lender shall have liability to any Parent Entity (whether sounding in tort, contract or otherwise) for losses suffered by any Parent Entity in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER ON BEHALF OF ITSELF AND EACH OTHER PARENT ENTITY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE, EXCEPT FOR GROSS NEGLIGENCE BY OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent Entities and the Lenders.

Section 15.18. Forum Selection and Consent to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement or any other Loan Document, may be brought and maintained in the courts of the State of New York or the State of Ohio, or in the United States District Court for the Southern District of New York or in the United States District Court for the Northern District of Ohio; provided that nothing in this Agreement shall be deemed or operate to preclude Administrative Agent from bringing suit or taking other legal action in any other jurisdiction. Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and the State of Ohio and of the United States District Court for the Southern District of New York and in the United States District Court for the Northern District of Ohio for the purpose of any such litigation as set forth above. Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York or the State of Ohio. Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.
11210719.17

[Remainder of page left intentionally blank]

Section 15.19. WAIVER OF JURY TRIAL. EACH OF BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

SIG ACQUISITION CORP.

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender, as Swing Line Lender and as a Lender

By:
Name:
Title:

FIRSTMERIT BANK, N.A.

By:
Name:
Title:

FIFTH THIRD BANK

By:
Name:
Title:

CHARTER ONE BANK, N.A.

By:
Name:
Title:

Signature Page 1 of 1
to the Credit Agreement